Exhibit 10.2

Tax Matters Agreement

by and between

FAT Brands Inc.

and

Twin Hospitality Group Inc.

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Article 7 Tax Records		23

7.1	Retention of Tax Records	23

7.2	Access to Tax Records	23

Article 8 Tax Contests		24

8.1	Notice	24

8.2	Control of Tax Contests	24

Article 9 Dispute Resolution		25

9.1	Dispute Resolution	25

Article 10 Late Payments		25

Article 11 Expenses		25

Article 12 General Provisions		25

12.1	Notices	25

12.2	Assignability	26

12.3	Waiver	26

12.4	Severability	26

12.5	Authority	26

12.6	Further Action	26

12.7	Integration	26

12.8	Construction	27

12.9	Counterparts	27

12.10	Governing Law	27

12.11	Amendment	27

12.12	Subsidiaries	27

12.13	Successors	27

12.14	Injunctions	27

12.15	Effective Date	27

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Tax Matters Agreement

This TAX MATTERS AGREEMENT (this “Agreement”) is made as of January ___, 2025, by and between FAT Brands Inc., a Delaware corporation (“Parent”), and Twin Hospitality Group Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Twin Hospitality” and, together with Parent, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Master Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new company that will operate the Twin Hospitality Business;

WHEREAS, the Parent Board has determined that it is appropriate and desirable to separate the Twin Hospitality Business from the Parent Business (the “Separation”);

WHEREAS, pursuant to the Separation, (i) on February 6, 2024, Parent formed Twin Hospitality and 5,000 shares of Class A Common Stock, par value $0.0001 per share, of Twin Hospitality (“Twin Hospitality Class A Common Stock”) were issued to Parent, (ii) on November 21, 2024, FAT Brands Twin Peaks I, LLC, a Delaware limited liability company, filed a certificate of amendment of its certificate of formation to change its name to “Twin Hospitality I, LLC” (the “Top Tier Twin Subsidiary”), (iii) Parent and Twin Hospitality entered into a Sale and Contribution Agreement, dated as of November 21, 2024, pursuant to which, Parent transferred to Twin Hospitality 100% of the equity interests in the Top Tier Twin Subsidiary, including all of its subsidiaries and operations, and (iv) prior to the Taxable Spin-Off (as defined below), pursuant to the Separation Agreement, Parent will exchange all of the 5,000 shares of Twin Hospitality Class A Common Stock held by it for the issuance by Twin Hospitality to Parent of 47,298,271 shares of Twin Hospitality Class A Common Stock, and 2,870,000 shares of Class B Common Stock, par value $0.0001 per share, of Twin Hospitality (“Twin Hospitality Class B Common Stock”);

WHEREAS, the Parties intend the Separation to be governed by Section 351 of the Code to the extent permitted by law;

WHEREAS, the Parent Board has further determined that it is appropriate and desirable for Parent to distribute on a pro rata basis to the Parent Common Stockholders approximately 5% of the fully-diluted shares of Twin Hospitality Class A Common Stock, with Parent retaining the remaining outstanding shares of Twin Hospitality Class A Common Stock (the “Retained Shares of Class A Common Stock”) and 100% of the outstanding shares of Twin Hospitality Class B Common Stock (the “Taxable Spin-Off”), pursuant to a registration statement on Form 10 (the “Form 10”);

WHEREAS, Twin Hospitality intends to list the Twin Hospitality Class A Common Stock on the Nasdaq Global Market (the “Listing”), and following the Separation, the Taxable Spin-Off and the Listing, Twin Hospitality will be an independent publicly traded reporting company;

WHEREAS, following the Taxable Spin-Off, Parent may (i) transfer the Retained Shares of Class A Common Stock and its shares of Twin Hospitality Class B Common Stock by means of a pro rata distribution by Parent to the Parent Common Stockholders (a “Distribution”); (ii) effect a disposition of the Retained Shares of Class A Common Stock and/or its shares of Twin Hospitality Class B Common Stock pursuant to one or more public offering(s) or private transaction(s) (which disposition(s) may precede a Distribution); or (iii) continue to hold its interest in the Retained Shares of Class A Common Stock and its shares of Twin Hospitality Class B Common Stock;

WHEREAS, Parent currently intends the Distribution, if effected, to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code;

WHEREAS, members of the Parent Group, on the one hand, and certain members of the Twin Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain U.S. federal, state, and local Tax purposes; and

WHEREAS, the Parties desire to set forth herein (i) the rights and responsibilities of each Party for the payment of Taxes, the receipt of Tax Benefits, the filing of Tax Returns, and other matters relating to Taxes, and (ii) certain representations, covenants and indemnities that are intended to help preserve Parent’s ability to effectuate a Distribution in a manner that is expected to be tax-free to Parent and the holders of Parent Capital Stock.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

Definition of Terms

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“25% Transaction” shall have the meaning set forth in Section 4.2(b).

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Active Trade or Business” shall mean, with respect to Twin Hospitality or any Twin Group member, the Twin Hospitality Business, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of which such entity was engaged in immediately prior to the Separation Date.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Separation Date.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any other group filing consolidated, combined, or unitary Tax Returns under state, local or non-U.S. law.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

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“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions are generally authorized or required by law to close in the United States.

“Closing of the Books Method” means the apportionment of items between taxable periods (or portions of a taxable period) based on a closing of the books and records on the close of a Deconsolidation Date (in the event that a Deconsolidation Date is not the last day of the taxable period, as if the Deconsolidation Date were the last day of the taxable period), subject to adjustment for items accrued on the Deconsolidation Date that are properly allocable to the taxable period following the Deconsolidation Date, as determined by Parent in accordance with applicable Tax Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or non-U.S. income Taxes for an Affiliated Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).

“Deconsolidation” shall mean, with respect to a given Tax and jurisdiction, any transfer or other disposition of Twin Hospitality Capital Stock, change or shift in voting power, or other event or change in law or circumstance that causes Twin Hospitality to fail to qualify, for purposes of such Tax and jurisdiction, as a member of an Affiliated Group that includes one or more members of the Parent Group. For the avoidance of doubt, the determination of a “Deconsolidation” for purposes of this Agreement shall be distinct from any determination whether Twin Hospitality or any member of the Twin Group shall remain consolidated for financial accounting purposes with Parent or any member of the Parent Group.

“Deconsolidation Date” shall mean the date of any Deconsolidation, which, for the avoidance of doubt, for U.S. federal income tax purposes, is expected to include the Distribution Date, if the Distribution is effected.

“Distribution” shall have the meaning set forth in the recitals hereto.

“Distribution Date” shall mean the date the Distribution is consummated.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Distribution.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Parent or any of its Affiliates (determined for these purposes without regard to whether such Taxes are offset or reduced by any Tax Attribute, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under Section 355 of the Code (including any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS or other Taxing Authority, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Tax Laws of a state, local, or non-U.S. jurisdiction, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a Refund, but only after the expiration of all periods during which such Refund may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

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“Form 10” shall have the meaning set forth in the recitals hereto.

“Group” shall mean the Parent Group or the Twin Group, or both, as the context requires.

“Income Tax” shall mean any U.S. federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax or any Taxes imposed in lieu of such a Tax.

“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

“Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Invoice” shall have the meaning set forth in Section 6.2(c).

“IRS” shall mean the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income tax ruling issued to Parent by the IRS relating to the Distribution.

“IRS Ruling Request” shall mean any letter filed by Parent with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Separation and Distribution and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Combined Tax Return or other Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Twin Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding common stock of the relevant party on the first Business Day following the date of determination multiplied by (ii) the weighted average of the trading price of such stock on the first Business Day following the date of determination.

“Notified Action” shall have the meaning set forth in Section 4.2(c).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Board” shall have the meaning set forth in the recitals hereto.

“Parent Business” shall mean all businesses, operations, and activities (whether or not such businesses, operations or activities are or have been terminated, divested, or discontinued) conducted at any time prior to the effective time of the Separation by any member of the Parent Group.

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“Parent Capital Stock” shall mean all classes or series of capital stock of Parent, including (i) Class A Common Stock, par value $0.0001 per share, of Parent, (ii) Class B Common Stock, par value $0.0001 per share, of Parent, (iii) Series B Cumulative Preferred Stock, par value $0.0001 per share, of Parent, (iv) all options, warrants, and other rights to acquire such capital stock, and (v) all other instruments properly treated as stock of Parent for U.S. federal income tax purposes.

“Parent Common Stockholders” shall mean, collectively, the holders of (i) shares of Class A Common Stock, par value $0.0001 per share, of Parent, and/or (ii) shares of Class B Common Stock, par value $0.0001 per share, of Parent.

“Parent Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for the Affiliated Group of which Parent is the common parent.

“Parent Group” shall mean, collectively, Parent and its subsidiaries, other than Twin Hospitality and the other members of the Twin Group.

“Parent Stand-Alone Tax Return” shall mean any Tax Return of or including any member of the Parent Group (including any consolidated, combined, or unitary return) that does not include any Twin Group member.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency, or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” shall mean any taxable period beginning after a Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after such Deconsolidation Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 4.2(c).

“Pre-Deconsolidation Period” shall mean any taxable period ending on or before a Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending at the end of the day on such Deconsolidation Date.

“Privilege” shall have the meaning set forth in Section 6.1(b).

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“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement to enter into a transaction or series of transactions, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated under Section 355(e) of the Code), whether such transaction or series of transactions is supported by Twin Hospitality management or stockholders, is a hostile acquisition, is a transaction whereby a stockholder is allowed to appoint board members or otherwise, pursuant to which (i) Twin Hospitality (or any successor thereto) would merge or consolidate with any other Person, or (ii) one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Twin Hospitality (or any successor thereto) and/or one or more holders of Twin Hospitality Capital Stock, respectively, any amount of Twin Hospitality Capital Stock (including the voting rights thereof) that would, when combined with any other direct or indirect changes in ownership of Twin Hospitality Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (a) the value of all outstanding shares of stock of Twin Hospitality immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Twin Hospitality immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, following the Distribution, if effected, a Proposed Acquisition Transaction shall not include (A) the adoption by Twin Hospitality of a customary shareholder rights plan, or (B) issuances by Twin Hospitality that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, but without limiting the generality of the foregoing, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging stockholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of (i) any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Refund, including any Taxes imposed by way of withholding or offset and (ii) any out-of-pocket expenses incurred by the Party in obtaining such Refund.

“Responsible Party” shall have the meaning set forth in Section 3.3.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Retained Shares of Class A Common Stock” shall have the meaning set forth in the recitals hereto.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Section 336(e) Election” shall have the meaning set forth in Section 3.7.

“Section 336(e) Tax Basis” shall have the meaning set forth in Section 3.7(b).

“Separation” shall have the meaning set forth in the recitals hereto.

“Separation Agreement” shall have the meaning set forth in the recitals hereto.

“Separation Date” shall mean the effective date of the Separation.

“Stand-Alone Tax Return” shall mean a Parent Stand-Alone Tax Return or a Twin Hospitality Stand-Alone Tax Return.

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“Straddle Period” shall mean any Tax Period that begins on or before, and ends after, a Deconsolidation Date.

“Sunset Date” shall mean the earliest of the close of business (i) on the expiration date of the Restricted Period, (ii) on the date on which the Parent Board determines to no longer pursue the Distribution or (iii) on the date in which Parent determines in its sole discretion that it is no longer able to effect a Distribution that qualifies for Tax-Free Status.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of Law, or otherwise.

“Tax Advisor” shall mean a U.S. tax counsel or accountant of recognized national standing, as determined by Parent in its sole discretion.

“Tax Attribute” shall mean any net operating loss, net capital loss, overall domestic source loss, overall foreign source loss, unused investment tax credit, a “disallowed business interest expense carryforward” within the meaning of Section 163(j) of the Code, alternative minimum tax credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” shall mean, with respect to a taxable period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Refund that is generated solely as a result of such Tax Item (plus any related interest received from any Taxing Authority), in either case, by comparing the cash Tax liability or actual Refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by Parent and Twin Hospitality to Greenberg Traurig, LLP, BDO USA, LLP, or any other Tax Advisor in connection with any Tax Opinion delivered or deliverable to Parent in connection with the Distribution.

“Tax Contest” shall have the meaning set forth in Section 8.1.

“Tax-Free Status” shall mean the qualification of the Distribution as a distribution described in Section 355 of the Code in which neither Parent nor the holders of Parent Capital Stock recognize income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

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“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” shall mean the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.2(a).

“Tax Opinion” shall mean any written opinion delivered or deliverable to Parent by any Tax Advisor regarding the Income Tax consequences of the Distribution.

“Tax Records” shall have the meaning set forth in Section 7.1.

“Tax-Related Losses” shall mean (i) all U.S. federal, state, local and non-U.S. Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes or any defense against liability for such Taxes; and (iii) all costs and expenses and any damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or Twin Hospitality (or any Twin Hospitality Affiliate) in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from (x) any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Twin Group pursuant to this Agreement, (y) the failure of the Distribution to qualify for Tax-Free Status or (z) the defense against any challenge by the IRS or any other Taxing Authority to the Tax-Free Status of the Distribution, even if the Distribution ultimately is determined to so qualify.

“Tax Return” or “Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for Refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxable Spin-Off” shall have the meaning set forth in the recitals hereto.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Top Tier Twin Subsidiary” shall have the meaning set forth in the recitals hereto.

“Transfer Tax” shall mean (i) all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profits, or similar Taxes, however assessed), and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Twin Group” shall mean, collectively, Twin Hospitality and its subsidiaries.

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“Twin Hospitality” shall have the meaning set forth in the preamble hereto.

“Twin Hospitality Business” shall mean all of the businesses and operations conducted by any member of the Twin Group, excluding the FAT Brands Business, at any time, whether prior to or after the Taxable Spin-Off.

“Twin Hospitality Capital Stock” shall mean the issued and outstanding shares of Twin Hospitality stock (and securities, if any).

“Twin Hospitality Disqualifying Action” shall mean (i) any action (or failure to take any action) by any Twin Group member after the Separation Date (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Separation Date directly or indirectly involving Twin Hospitality Capital Stock or any stock or assets of any Twin Group member, or (iii) any breach by any Twin Group member after the Separation Date of any representation, warranty, or covenant made by them in this Agreement, that, in each case, could adversely impact (x) the ability of Parent to effect the Distribution on a basis that qualifies for the Tax-Free Status or (y) the Tax-Free Status of the Distribution, if effected; provided, however, that the term “Twin Hospitality Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation, the Taxable Spin-Off, or the Distribution.

“Twin Hospitality Separate Tax Asset” shall mean, with respect to any Joint Return, any Tax Attribute of the Twin Group or with respect to the Twin Hospitality Business calculated as if, as the case may be, Twin Hospitality was a standalone corporation filing an Income Tax Return or the Twin Group were a separate Affiliated Group filing a Combined Tax Return that did not include any member of the Parent Group and using the conventions set forth in Section 2.2; provided, however, that a Twin Hospitality Separate Tax Asset shall not include any Tax Attribute taken into consideration in the calculation of the Twin Hospitality Separate Tax Liability.

“Twin Hospitality Separate Tax Liability” shall mean, with respect to any Joint Return, (i) the liability for Taxes of the Twin Group or with respect to the Twin Hospitality Business calculated as if, as the case may be, Twin Hospitality was a standalone corporation filing an Income Tax Return or the Twin Group were a separate Affiliated Group filing a Combined Tax Return that did not include any member of the Parent Group and using the conventions set forth in Section 2.2 and (ii) any deferred Tax liability that is attributable to the Twin Hospitality Business and that is accelerated or otherwise required to be reported on any Joint Return as a result of Deconsolidation.

“Twin Hospitality Stand-Alone Tax Return” shall mean any Tax Return of or including any Twin Group member (including any consolidated, combined, or unitary return) that does not include any member of the Parent Group.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor on which Parent may rely to the effect that a transaction will not affect the Tax-Free Status of the Distribution; provided, that any tax opinion obtained in connection with a Proposed Acquisition Transaction shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such Proposed Acquisition Transaction will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

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Article 2

Allocation of Tax Liabilities

2.1 Allocation of Tax Liabilities After the Separation Date. Except as otherwise provided in this Article 2 and Article 5, following the Separation Date, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) Parent shall be liable for, and shall indemnify and hold harmless the Twin Group from and against, all Taxes reported, or required to be reported, on any Joint Return, other than any Twin Hospitality Separate Tax Liabilities.

(ii) Twin Hospitality shall be liable for, and shall indemnify and hold harmless the Parent Group from and against, all Twin Hospitality Separate Tax Liabilities.

(b) Allocation of Taxes Relating to Stand-Alone Tax Returns.

(i) Parent shall be responsible for any and all Taxes reported, or required to be reported, on any Parent Stand-Alone Tax Return for all taxable periods.

(ii) Twin Hospitality shall be responsible for any and all Taxes reported, or required to be reported, on any Twin Hospitality Stand-Alone Tax Return for all taxable periods.

2.2 Allocation Conventions.

(a) For purposes of determining the amount of any Twin Hospitality Separate Tax Liability following the Separation Date:

(i) except as provided in Section 2.2(a)(iii), all elections, accounting methods and conventions used on the Parent Federal Consolidated Income Tax Return (or applicable state law Combined Return in which a member of the Parent Group is the taxpayer of record) shall be used;

(ii) the highest statutory marginal corporate income Tax rate in effect for such taxable period shall be applied; and

(iii) it shall be assumed that the Twin Group elects not to carry back any Tax Attributes.

(b) In the case of any Straddle Period in which there is a Deconsolidation, the following conventions shall apply (in addition to those conventions in clause (a)):

(i) all Taxes shall be allocated in accordance with the Closing of the Books Method; provided, however, that, if any Twin Group member does not close its taxable year on the Deconsolidation Date, the Taxes attributable to the Post-Deconsolidation Period shall be computed using a hypothetical closing of the books consistent with the Closing of the Books Method;

(ii) any Tax Item of any Twin Group member arising from a transaction engaged in outside of the ordinary course of business on the Deconsolidation Date shall be allocable to Twin Hospitality and any such transaction by or with respect to any Twin Group member occurring on the Deconsolidation Date shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Deconsolidation Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)) or any similar state or local Tax Law; and

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(iii) any deferred Tax liability that is attributable to the Twin Hospitality Business and that is accelerated or otherwise required to be reported on any Joint Return as a result of the Deconsolidation shall be treated as arising in the Post-Deconsolidation Period.

(c) The amount of any Twin Hospitality Separate Tax Liability shall not be less than zero.

(d) Twin Hospitality shall reimburse Parent for all reasonable costs and expenses paid or incurred by the Parent Group in connection with determining the amount of any Twin Hospitality Separate Tax Liability.

(e) In the event of any redetermination of a Tax liability in respect of any Joint Return, the Twin Hospitality Separate Tax Asset or Twin Hospitality Separate Tax Liability applicable to such Joint Return shall be recomputed. If, as a result of such recalculation, Twin Hospitality would be allocated additional Taxes pursuant to Section 2.1, Twin Hospitality shall promptly pay over to Parent such amounts in accordance with Section 3.8. If, as a result of such recalculation, Twin Hospitality would be allocated less Taxes pursuant to Section 2.1 than it previously paid, Parent shall promptly pay over to Twin Hospitality such amounts in accordance with Section 3.8.

2.3 Transfer Taxes. All Transfer Taxes, as reasonably determined by Parent, shall be borne equally by the Parent Group and the Twin Group. The Party legally responsible for doing so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (and the Parent Group and each Twin Group shall cooperate with respect thereto as necessary).

2.4 Twin Hospitality Separate Tax Assets; Tax Refunds.

(a) Parent shall pay to Twin Hospitality no later than thirty (30) Business Days after the filing of any Joint Return the amount of any Twin Hospitality Separate Tax Asset that was utilized to reduce the Tax liability shown on such Joint Return. Twin Hospitality shall repay Parent any amounts paid over pursuant to this Section 2.4(a) in the event that the use of such Twin Hospitality Separate Tax Asset is disallowed by any Taxing Authority.

(b) Parent shall be entitled to all Refunds of any Taxes for which Parent is responsible for payment pursuant to this Article 2. Twin Hospitality shall be entitled to all Refunds of any Taxes for which Twin Hospitality is responsible for payment pursuant to this Article 2.

(c) Parent shall pay to Twin Hospitality any Refund received by Parent or any member of the Parent Group that is allocable to Twin Hospitality pursuant to this Section 2.4 no later than thirty (30) Business Days after the receipt of such Refund. Twin Hospitality shall pay to Parent any Refund received by Twin Hospitality or any Twin Group member that is allocable to Parent pursuant to this Section 2.4 no later than thirty (30) Business Days after the receipt of such Refund.

(d) Each Party, upon the request of the other Party, shall repay to the requesting Party the amount paid over pursuant to Section 2.4(c) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that such Party is required to repay such Refund to such Taxing Authority.

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2.5 Tax Benefits. If Parent determines, in its sole discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Tax Law, and (ii) the other Party is entitled to a Tax Benefit in respect of such Tax, then the Party entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of such Tax Benefit, as determined by Parent in its sole discretion, no later than thirty (30) Business Days after the receipt of such Tax Benefit. For purposes of this Section 2.5, any Tax Benefit shall be deemed to be realized on the earlier of (i) the date on which a Tax Return is filed claiming such Tax Benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such Tax Benefit is due (determined without taking into account any applicable extensions). If the Tax Benefit is subsequently disallowed by any Taxing Authority, the Party that received the amount of such Tax Benefit shall repay such amount to the other Party.

2.6 Allocation of Distribution Taxes. The Parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that a Distribution is pursued at some future time. In the event of a Distribution, notwithstanding the other provisions of this Section 2:

(a) Parent shall be liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Parent (or any Parent Affiliate) inconsistent with any information, covenant, representation, or material related to Parent, any Parent Affiliate, or the Parent Business in any Tax Materials;

(ii) any action or omission by Parent (or any Parent Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Parent (or any Parent Affiliate) following a Distribution;

(iii) any acquisition of any stock or assets of Parent (or any Parent Affiliate) by one or more other persons (other than Twin Hospitality or a Twin Hospitality Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Parent (or any Parent Affiliate), or change in ownership of stock in Parent (or any Parent Affiliate).

(b) Twin Hospitality shall be liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Twin Hospitality (or any Twin Hospitality Affiliate) after a Distribution at any time that is inconsistent with any information, covenant, representation, or material related to Twin Hospitality, any Twin Hospitality Affiliate, or the Twin Hospitality Business in any Tax Materials;

(ii) any action or omission by Twin Hospitality (or any Twin Hospitality Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Twin Hospitality (or any Twin Hospitality Affiliate), stock buyback or payment of an extraordinary dividend;

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(iii) any acquisition of any stock or assets of Twin Hospitality (or any Twin Hospitality Affiliate) by one or more other persons (other than Parent or any Parent Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Twin Hospitality (or any Twin Hospitality Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Twin Hospitality (or any Twin Hospitality Affiliate) after a Distribution.

(c) With respect to any Distribution Taxes not otherwise allocated by Sections 2.6(a) or (b) of this Agreement, each of Parent and Twin Hospitality shall be liable for its respective share of such Taxes, determined by reference to a ratio, the numerator of which is the relevant party’s Market Capitalization at the time of such Distribution and the denominator of which is the aggregate Market Capitalization of Parent and Twin Hospitality at the time of such Distribution.

2.7 Prior Agreements. Any and all existing Tax matters agreements or arrangements, written or unwritten, between any member of the Parent Group, on the one hand, and any Twin Group member, on the other hand, if not previously terminated, shall be terminated with respect to any member of the Twin Group as of the Separation Date without any further action by the parties thereto. Following the Separation Date, no member of the Twin Group shall have any further rights or liabilities thereunder, and this Agreement and any Transaction Agreement (to the extent such Transaction Agreement reflects any agreement between the Parties as to Tax sharing) shall be the sole Tax matters agreement between the members of the Parent Group on the one hand, and the members of the Twin Group, on the other hand.

Article 3
Preparation and Filing of Tax Returns

3.1 Parent Responsibility. Parent shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all Parent Stand-Alone Tax Returns, including any amendments to such Tax Returns.

3.2 Twin Hospitality Responsibility. Twin Hospitality shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns filed pursuant to Section 3.4 or Section 3.9(a), required to be filed by or with respect to members of the Twin Group other than those Tax Returns which Parent is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by Twin Hospitality under this Section 3.2 shall include any Twin Hospitality Stand-Alone Tax Returns and any amended Twin Hospitality Stand-Alone Tax Returns filed pursuant to Section 3.4 or Section 3.9(a).

3.3 Right to Review Tax Returns.

(a) For so long as Parent is required to consolidate the results of operations and financial position of Twin Hospitality in its financial statements or, if the Distribution is effected, during the Restricted Period, Twin Hospitality shall provide a draft of any Twin Hospitality Stand-Alone Tax Return to Parent at least thirty (30) days prior to the due date for such Tax Return (taking into account extensions) and Twin Hospitality shall modify the relevant Tax Return to reflect any reasonable comments of Parent received at least fourteen (14) days prior to the due date for such Tax Return (taking into account extensions) that relate to items that would reasonably be expected to adversely affect the Tax or GAAP position of Parent or any member of the Parent Group.

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(b) To the extent that the positions taken on any Tax Return would reasonably be expected to materially affect the Tax-Free Status of the Distribution, if effected, or any Tax position of the non-filing Party pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Responsible Party”) shall prepare the portion of such Tax Return that relates to the business of the Reviewing Party (either the Parent Business or the Twin Hospitality Business, as the case may be) and use reasonable efforts to provide a draft of the relevant portions of such Tax Return to the Reviewing Party at least thirty (30) days prior to the due date for such Tax Return (taking into account extensions); provided, however, that Parent shall not be required to provide any portion of a Joint Return other than information relating solely to Twin Hospitality or a Twin Group member. In such cases where Twin Hospitality is the Responsible Party, Twin Hospitality shall modify the relevant Tax Return to reflect any reasonable comments received at least fourteen (14) days prior to the due date for such Tax Return (taking into account extensions) that relate to items that would reasonably be expected to adversely affect the Tax position of any member of the Parent Group. In such cases where Parent is the Responsible Party, Parent shall consider in its sole discretion any comments received at least fourteen (14) days prior to the due date for such Tax Return (taking into account extensions) that relate to items that would reasonably be expected to adversely affect the Tax position of any member of the Twin Group.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article 6 with respect to the preparation and filing of Tax Returns or with respect to any Tax Contests or other Tax matters, including providing information required to be provided in Article 7. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose to Twin Hospitality any Joint Return of which a member of the Parent Group is the common parent, or any information related to such Joint Return other than information relating solely to Twin Hospitality or any Twin Group member. If an amended Twin Hospitality Stand-Alone Tax Return is required to be filed as a result of an amendment made to a Joint Return pursuant to an Adjustment, then the Parties shall cooperate to ensure that such amended Twin Hospitality Stand-Alone Tax Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.5 Twin Hospitality Tax Reporting Requirements. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the latest of (x) the end of the Restricted Period, (y) the date that is two years after the Deconsolidation Date or (z) the date upon which Parent is no longer required to consolidate the results of operations and financial position of Twin Hospitality in its financial statements, Twin Hospitality shall prepare all Twin Hospitality Stand-Alone Tax Returns in a manner consistent with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items, methods or positions are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), as directed by Parent in its reasonable discretion to the extent permitted by applicable Tax Law.

3.6 Reporting of the Transactions. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (a) the treatment of payments between the Parent Group and the Twin Group as set forth in Section 5.4, (b) the Tax Materials, (c) the Tax-Free Status of the Distribution, if effected, or (d) the treatment of the Separation as a transaction entitled to nonrecognition of gain pursuant to Section 368 and/or 351 of the Code.

3.7 Section 336(e) Election. After the date hereof, Parent shall determine, in its sole discretion, whether to make an election (which may be a protective election, if available) under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with any “qualified stock disposition” within the meaning of Treasury Regulations Section 1.336-1(b)(6) (which may include the Distribution, if taxable in whole or in part), with respect to Twin Hospitality and each other Twin Group member that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). If Parent determines that a Section 336(e) Election shall be made:

(a) Parent, Twin Hospitality, and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Election;

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(b) if Twin Hospitality or any Twin Group member realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), including if the Distribution is completed but fails to qualify (in whole or in part) for the Tax-Free Status, then the Tax Benefits realized by Twin Hospitality and each Twin Group member as a result of the Section 336(e) Tax Basis shall be shared between Parent and Twin Hospitality in the same proportion as the Taxes that gave rise to the Section 336(e) Tax Basis were borne by Parent and Twin Hospitality (after giving effect to the indemnification obligations in this Agreement); and

(c) if the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.

3.8 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Reviewing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Reviewing Party shall pay such amount to the Responsible Party no later than (5) Business after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party no later than five (5) Business Days after the receipt of such notice.

(d) If any Party pays estimated Taxes to such other Party and the aggregate amount of such estimated Taxes exceeds the amount of Taxes actually payable pursuant to the Tax Return filed with respect to such Taxes, such first Party shall reimburse such other Party within five (5) Business Days after the applicable Tax Return has been filed.

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3.9 Amended Returns and Carrybacks.

(a) For so long as Parent is required to consolidate the results of operations and financial position of Twin Hospitality in its financial statements or, if the Distribution is effected, until the end of the Restricted Period, Twin Hospitality shall not, and shall not permit any Twin Group member to, file or allow to be filed any amended Tax Return or any other request for an Adjustment without the prior written consent of Parent, such consent to be exercised in Parent’s sole discretion.

(b) Twin Hospitality shall, and shall cause each Twin Group member to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Deconsolidation Period to a Pre-Deconsolidation Period.

(c) Twin Hospitality shall not, and shall cause each Twin Group member not to, without the prior written consent of Parent, make any affirmative election to carry back any Tax Attribute from a Post-Deconsolidation Period to a Pre-Deconsolidation Period, such consent to be exercised in Parent’s sole discretion.

(d) Receipt of consent by Twin Hospitality or a Twin Group member from Parent pursuant to the provisions of this Section 3.9 shall not limit or modify Twin Hospitality’ continuing indemnification obligation pursuant to Article 5.

3.10 Tax Attributes. In connection with a Deconsolidation, Parent shall advise Twin Hospitality in writing of the amount (if any) of any Tax Attributes which Parent determines, in its sole discretion, shall be allocated or apportioned to the Twin Group in accordance with Past Practice and applicable Tax Law. Twin Hospitality and all members of the Twin Group shall prepare all Tax Returns in accordance with such notice. For the avoidance of doubt, Parent shall not be required in order to comply with this Section 3.10 or Article 9 to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business. The allocations made under this Section 3.10 shall be revised by Parent, in its sole discretion, to reflect each subsequent Final Determination or change in Law that affects such allocations or the amounts of Tax Attributes available for allocation. Notwithstanding any provision of this Agreement to the contrary, for the avoidance of doubt, the Parties agree that Parent is not warranting or guaranteeing the amount of any such Tax Attributes and Parent shall not be liable to any Twin Group member for any failure of any determination under this Section 3.10 to be accurate under applicable Tax Law.

Article 4

Tax-Free Status of the Distribution

4.1 Certain Covenants Related to the Tax-Free Status of the Distribution. If Parent determines to effectuate the Distribution, Parent, on behalf of itself and all other members of the Parent Group, and Twin Hospitality, on behalf of itself and all other members of the Twin Group, hereby agree to make certain representations and warranties and to provide any Tax Certificates requested by any Tax Advisor in connection with the rendering of any Tax Opinion related to the Tax-Free Status of the Distribution.

4.2 Certain Restrictions Relating to the Tax-Free Status of the Distribution.

(a) Twin Hospitality, on behalf of itself and all other members of the Twin Group, hereby covenants and agrees that no Twin Group member will take, fail to take, or cause or permit to be taken any action where such action or failure to act (a) would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in an IRS Ruling Request, any Tax Certificate provided in accordance with Section 4.1, and any Tax Opinion (collectively, the “Tax Materials”), or (b) constitutes a Twin Hospitality Disqualifying Action.

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(b) From the Separation Date through the end of the Restricted Period, Twin Hospitality shall, and shall cause each Twin Group member whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying for the Tax-Free Status, to:

(i) (a) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (b) not engage in any transaction that would cause Twin Hospitality to cease to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (c) not dispose of any interest in a Twin Group member whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying for the Tax-Free Status;

(ii) not voluntarily dissolve or liquidate itself (including any action that is a liquidation for U.S. federal income tax purposes); provided, however, that any Twin Group member may liquidate into another Twin Group member;

(iii) not (i) enter into any Proposed Acquisition Transaction or, to the extent Twin Hospitality has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (ii) redeem or otherwise repurchase (directly or through an Affiliate) any Twin Hospitality Capital Stock, or rights to acquire Twin Hospitality Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (iii) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of Twin Hospitality Capital Stock (including through the conversion of any class of Twin Hospitality Capital Stock into another class of Twin Hospitality Capital Stock), including any agreement with a stockholder to provide for the right to appoint board members, (iv) merge or consolidate with any other Person (other than another Twin Group member), or (v) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of Twin Hospitality Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty percent (40%) or greater interest in Twin Hospitality (measured by voting power or value) or otherwise jeopardize the Tax-Free Status of the Distribution;

(iv) not sell, transfer, or otherwise dispose of or agree to, sell, transfer, or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of Twin Hospitality or the Twin Group. The foregoing sentence shall not apply to (i) sales, transfers, or dispositions of assets in the ordinary course of business, (ii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iii) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (iv) any mandatory or optional repayment (or prepayment) of any indebtedness of Twin Hospitality or any Twin Group member. The percentages of gross assets or consolidated gross assets of Twin Hospitality or the Twin Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Twin Hospitality and the members of the Twin Group as of the Separation Date, for all periods prior to the Distribution, if effected, and as of the Distribution Date, for all periods following the Distribution through the end of the Restricted Period. For purposes of this Section 4.2(b)(iv), a merger of Twin Hospitality or any Twin Group member with and into any Person that is not a wholly-owned subsidiary of Twin Hospitality shall constitute a disposition of all of the assets of Twin Hospitality or such Twin Group member; and

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(v) not enter into any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were twenty-five percent (25%) instead of forty percent (40%) (a “25% Transaction”) or, to the extent Twin Hospitality has the right or ability to prevent or prohibit any 25% Transaction, propose to permit any 25% Transaction to occur, in each case, without providing Parent, no later than ten (10) Business Days prior to the signing of any written agreement with respect to the 25% Transaction, a written description of such transaction (including the type and amount of Twin Hospitality Capital Stock to be issued in such transaction) and a certificate of the board of directors of Twin Hospitality to the effect that the 25% Transaction is not a Proposed Acquisition Transaction.

(c) Notwithstanding the restrictions imposed by Section 4.2(b), if Twin Hospitality or a Twin Group member notifies Parent that it desires to take one of the actions described therein (a “Notified Action”) following the Separation Date through the end of the Restricted Period, Twin Hospitality or a Twin Group member may take such Notified Action if, prior to taking such Notified Action, either (i) Parent agrees in its sole discretion, upon the request of Twin Hospitality, to request a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 4.3(b) to the effect that such transaction will not affect the Tax-Free Status of the Distribution and Parent receives such Post-Distribution Ruling in a form and substance satisfactory to Parent in its sole discretion, or (ii) Twin Hospitality obtains an Unqualified Tax Opinion regarding such Notified Action in form and substance satisfactory to Parent in its sole discretion and Parent notifies Twin Hospitality that such Unqualified Tax Opinion is in form and substance satisfactory to Parent in its sole discretion. Parent’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, Parent may determine that no opinion would be acceptable to Parent). Twin Hospitality shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Parent for all reasonable out-of-pocket expenses that Parent or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. None of the obtaining of a Post-Distribution Ruling, the delivery of an Unqualified Tax Opinion or Parent’s waiver of Twin Hospitality’ obligation to obtain a Post-Distribution Ruling or deliver an Unqualified Tax Opinion shall limit or modify Twin Hospitality’ continuing indemnification obligation pursuant to Article 5.

4.3 Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a) If Twin Hospitality determines that it desires to take a Notified Action, Twin Hospitality shall notify Parent of this fact in writing.

(b) Unless Parent has waived the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion, if Parent agrees in its sole discretion, upon the written request of Twin Hospitality, to request a Post-Distribution Ruling or Unqualified Tax Opinion with respect to a Notified Action, Parent shall use commercially reasonable efforts to cooperate with Twin Hospitality and to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Taxing Authority) or an Unqualified Tax Opinion for the purpose of permitting Twin Hospitality to take the Notified Action, subject in all respects to the provisions of Section 4.2(c). Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 4.3(b) unless Twin Hospitality represents that (i) it has reviewed such request for a Post-Distribution Ruling, and (ii) all statements, information and representations relating to any Twin Group member contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. Twin Hospitality shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Twin Hospitality within thirty (30) Business Days after receiving an invoice from Parent therefor.

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(c) Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole discretion. If Parent determines in its sole discretion to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, Twin Hospitality shall (and shall cause each Affiliate of Twin Hospitality to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion as expeditiously as possible (including by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Taxing Authority or a Tax Advisor; provided, that, Twin Hospitality shall not be required to make (or cause any Affiliate of Twin Hospitality to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events or that relates to matters or events over which it has no control). Parent shall reimburse Twin Hospitality for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Twin Hospitality personnel, incurred by the Twin Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Twin Hospitality therefor.

(d) Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (i) keep Twin Hospitality informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (ii) (A) reasonably in advance of the submission of any request for any Post-Distribution Ruling, provide Twin Hospitality with a draft copy thereof, (B) reasonably consider Twin Hospitality comments on such draft copy, and (C) provide Twin Hospitality with a final copy of such Post-Distribution Ruling; and (iii) provide Twin Hospitality with notice reasonably in advance of, and Twin Hospitality shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority (subject to the approval of the IRS or such Taxing Authority) that relate to such Post-Distribution Ruling. Neither Twin Hospitality nor any Affiliate of Twin Hospitality directly or indirectly controlled by Twin Hospitality shall seek any guidance from the IRS or any other Taxing Authority (whether written, oral, or otherwise) at any time concerning the Separation or the Distribution (including the impact of any transaction on the Separation or the Distribution).

(e) Any Post-Distribution Ruling or Unqualified Tax Opinion obtained in accordance with Section 4.2(c) and Section 4.3, and any tax representation letters or other materials delivered or deliverable in connection with the issuance of such a Post-Distribution Ruling or Unqualified Tax Opinion, shall be deemed included in the definition of Tax Materials from and after the obtaining thereof for all purposes of this Agreement.

4.4 Termination Upon a Sunset Date. The provisions set forth in this Article 4 shall terminate and cease to be effective on the day immediately following the Sunset Date.

Article 5

Indemnification Payments

5.1 Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement:

(a) Parent shall indemnify and hold harmless Twin Hospitality from and against, and will reimburse Twin Hospitality for, (i) all liability for Taxes allocated to Parent pursuant to Article 2, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Parent Group pursuant to this Agreement, (iii) the amount of any Twin Hospitality Separate Tax Asset determined pursuant to Section 2.4, (iv) the amount of any Refund or Tax Benefit received by any member of the Parent Group that is allocated to Twin Hospitality pursuant to Section 2.4 or 2.5 and (v) any amount received by any member of the Parent Group from any member of the Twin Group that is described in Section 3.8(d).

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(b) Without regard to whether a Post-Distribution Ruling or Unqualified Tax Opinion may have been provided, if applicable, or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Twin Hospitality shall indemnify and hold harmless Parent from and against, and will reimburse Parent for, (i) all liability for Taxes allocated to Twin Hospitality pursuant to Article 2, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any Twin Group member pursuant to this Agreement, (iii) the amount of any Twin Hospitality Separate Tax Asset that is subsequently disallowed, (iv) the amount of any Refund or Tax Benefit received by any Twin Group member that is allocated to Parent pursuant to Section 2.4, 2.5 or 3.7(b), (v) any Taxes and Tax-Related Losses attributable to a Twin Hospitality Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied), (vi) any amount received by any member of the Twin Group from any member of the Parent Group that is described in Section 3.8(d) and (vii) any amounts owned by Twin Hospitality to Parent pursuant to Section 6.2. The amount of any liability for Taxes that are indemnifiable pursuant to this Section 5.1(b) shall be determined, in Parent’s sole and absolute discretion, without regard to any Tax Attributes of the Parent Group or the Parent Business.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Parent and Twin Hospitality according to relative fault as determined by Parent in its sole discretion.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax for which the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than ten (10) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article 2 is thereafter allocated to the other Party, then, no later than ten (10) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Parent directly to Twin Hospitality and by Twin Hospitality directly to Parent; provided, however, that, if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any Twin Group member, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

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(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (a) a non-taxable contribution by Parent to Twin Hospitality, or (b) a distribution by Twin Hospitality to Parent, and, in the case of any payment made between the Parties pursuant to this Agreement after a Deconsolidation Date, such payment shall be treated as having been made immediately prior to the Deconsolidation Date. Notwithstanding the foregoing, Parent shall notify Twin Hospitality if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s subsidiaries to the other Party acting as an agent of one of such other Party’s subsidiaries, and the Parties agree to treat any such payment accordingly. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Article 6

Assistance and Cooperation

6.1 Assistance and Cooperation.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable information and documentation requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Party and its respective Affiliates as provided in this Article 6 6.1 and Article 7. Each Party shall make its employees, advisors, and facilities available, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party. The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.

(b) Any information or documents provided under this Section 6.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party or any of its Affiliates shall be required to provide another Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its Affiliates or are necessary to prepare Tax Returns for which the first Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement, and (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes (each, a “Privilege”). In the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 6.1 in a manner that avoids any such harm or consequence.

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6.2 Transition Services.

(a) For the period of two years following the Separation, as reasonably requested by Twin Hospitality, Parent shall use its commercially reasonable efforts in a manner consistent with past efforts and practices to provide, or cause to be provided, to Twin Hospitality and any member of the Twin Group assistance in filing any Twin Hospitality Stand-Alone Tax Return or other tax services requested by Twin Hospitality and agreed to by Parent (the “Tax Services”).

(b) Except as expressly agreed herein, in connection with the performance of its obligations under Section 6.2(a), in no event shall Parent be obligated to (i) make modifications to its existing systems, (ii) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), (iii) hire additional employees, (iv) maintain the employment of any specific employee, (v) perform any service that it, in good faith, believes requires consent, approval, authorization, filing or notice with any Taxing Authority, (vi) pay any fees, costs or expenses with respect the provision of the Tax Services (other than ordinary course compensation to employees providing the Tax Services), or (vii) perform any actions with respect to the Tax Services that Parent considers, in its sole discretion, to be overly burdensome to Parent or disruptive to Parent’s conduct of the Parent Business. Parent may delegate performance of all or any part of the Tax Services to any Affiliate or one or more reputable third parties; provided, that (A) no such delegation by Parent to any such Affiliate or third party shall in any way affect the rights of Twin Hospitality to receive the Tax Services or relieve Parent of any of its obligations under Section 6.2(a), and (B) Parent will remain responsible for all actions and omissions of any such Affiliate or third party.

(c) Parent shall be entitled to, and Twin Hospitality shall pay, or cause to be paid to Parent, a fee for the Tax Services, which shall include the following:

1.	Reimbursement for the cost, without further mark-up, of Parent or its Affiliate performing the Tax Services; provided, however, that, if Parent or its Affiliate is required pursuant to any applicable Law or rule of a regulatory body having jurisdiction to charge a price for any given Tax Service other than cost, it will do so in compliance with such Law or rule after notice to Twin Hospitality.

2.	Reimbursement for all third-party costs and out of pocket costs and expenses actually and reasonably incurred in connection with the provision of the Tax Services.

(d) Parent shall submit an invoice (each, an “Invoice”) to Twin Hospitality on a monthly basis consistent with the current practice setting forth the charges for the Tax Services provided for the preceding month. Twin Hospitality shall be obligated to pay each Invoice within thirty (30) days of receipt of such Invoice. The amounts invoiced shall be paid by wire transfer of immediately available funds to the bank account designated in writing by Parent. Any preexisting obligation to make payment for any Tax Service provided hereunder shall survive the expiration or earlier termination of such Tax Service or this Agreement.

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(e) Twin Hospitality may object to the amount of any Invoice at any time before payment is made; provided, that any such objection is made in writing to Parent no later than twenty (20) Business Days after receipt of such Invoice; and further provided, that any such objection shall not relieve Twin Hospitality of its obligations pursuant to Section 6.2(c). Payment or acceptance of payment of any amount set forth in an Invoice shall not constitute approval thereof. The Parties shall meet as expeditiously as possible to resolve any payment dispute. Any payment dispute that is not resolved between the Parties within twenty (20) Business Days shall be resolved in accordance with Article 9. If a payment dispute is resolved in favor of Twin Hospitality, Twin Hospitality will no longer be obligated to pay the disputed amount under the disputed Invoice, Parent will return any such disputed amount paid by Twin Hospitality, and Parent will issue a new Invoice with the new, mutually agreed amount (if any).

Article 7

Tax Records

7.1 Retention of Tax Records. For seven (7) years after a Deconsolidation Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Parent Group or the Twin Group for any Pre-Deconsolidation Period or Post-Deconsolidation Period or for any Tax Contests relating to such Tax Returns. Prior to the seven (7) year anniversary of a Deconsolidation Date (at which point the Parent Group shall be permitted to destroy any Tax Records in its possession), Twin Hospitality may request in writing, and the Twin Group shall be entitled to receive, such requested Tax Records that pertain solely to Twin Hospitality as determined in Parent’s sole discretion. Prior to the seven (7) year anniversary of a Deconsolidation Date (at which point the Twin Group shall be permitted to destroy any Tax Records in its possession), Parent may request in writing, and the Parent Group shall be entitled to receive, such requested Tax Records.

7.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession, limited, in the case of the Parent Group, to those Tax Records that pertain to the Twin Group or the Twin Hospitality Business. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all out-of-pocket costs and expenses associated with such access, including any professional fees. Notwithstanding anything herein to the contrary, (a) this Section 7.2 shall not apply to the Parent Federal Consolidated Income Tax Return (except to the extent required pursuant to Section 3.3) and (b) no Party shall have the right to review any information, documentation or other materials that are subject to Privilege without the written consent of the other Party, which may be conditioned upon the Parties entering into a joint defense agreement to preserve Privilege.

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Article 8

Tax Contests

8.1 Notice. Each Party shall notify the other Party in writing no later than thirty (30) days, or as soon as reasonably practicable to permit a timely response to the Taxing Authority, after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of material notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 8.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

8.2 Control of Tax Contests.

(a) Stand-Alone Tax Returns. Subject to Section 8.2(b), in the case of any Tax Contest with respect to any Stand-Alone Tax Return, the Party having the liability for the Tax pursuant to Article 2 shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, that, for so long as Parent is required to consolidate the results of operations and financial position of Twin Hospitality in its financial statements, (i) Parent shall have the right to participate in the conduct of any Tax Contest involving a Twin Hospitality Stand-Alone Return at its own expense and (ii) Twin Hospitality shall not, and shall cause any member of the Twin Group not to, settle, compromise or consent to the entry of any judgment with respect to such Tax Contest involving a Twin Hospitality Stand-Alone Return without the prior written consent of Parent.

(b) Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Parent shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

(c) Distribution-Related Tax Contests. In the event of any Distribution-Related Tax Contest, Parent shall have the right to administer and control such Tax Contest (or, if such Distribution-Related Tax Contest relates to a Twin Hospitality Stand-Alone Return, Parent shall have the right to administer and control the portion of the Tax Contest that relates to the Tax-Free Status of the Distribution). If such a Tax Contest could reasonably be expected to result in a material payment by any member of the Twin Group under applicable law or this Agreement, Parent shall (a) keep Twin Hospitality reasonably informed as to the status of such Tax Contest, (b)  timely provide Twin Hospitality with copies of any material written correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such Tax Contest, and (c) offer Twin Hospitality a reasonable opportunity to comment before submitting any significant written materials to be furnished in connection with such Tax Contest; provided, however, that the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 9 or similar provision in any Transaction Agreement. The failure of Parent to take any action specified in the preceding sentence shall not relieve Twin Hospitality of any liability or obligation which it may have to Parent under this Agreement.

(d) Costs and Expenses. Except to the extent provided otherwise in this Agreement, the Party to which the Tax liability related to a Tax Contest is (or would be) allocated, as determined by Parent in its sole discretion, shall be responsible for all Tax-Related Losses incurred in connection with such Tax Contest, regardless of which Party is responsible for the conduct of such Tax Contest; provided, that, in the event such Tax liability is allocated to both Parties, such Tax-Related Losses shall be allocated to the Parties in such manner as the Parent determines in its sole discretion.

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Article 9

Dispute Resolution

9.1 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent, Twin Hospitality, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent, except as otherwise required by applicable Tax Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Article 10

Late Payments

With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Article 11

Expenses

Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 12

General Provisions

12.1 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1:

if to Parent, to:

FAT Brands Inc.

9720 Wilshire Blvd., Suite 500

Beverly Hills, California 90212

Attention: General Counsel

if to Twin Hospitality, to:

5151 Belt Line Road, Suite 1200

Dallas, Texas 75254

Attention: Chief Legal Officer

A Party may, by notice to the other Party, change the address to which such notices are to be given.

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12.2 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns; provided, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

12.3 Waiver. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power, or privilege.

12.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

12.5 Authority. Parent represents on behalf of itself and each other member of the Parent Group, and Twin Hospitality represents on behalf of itself and each other Twin Group member, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

12.6 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Article 8.

12.7 Integration. This Agreement supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to the matters set forth or referred to herein. In the event of any inconsistency between this Agreement, the Separation Agreement, the Ancillary Agreements, any other agreements relating to the Transactions, with respect to matters addressed herein, the provisions of this Agreement shall control.

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12.8 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” and “Article” references in this Agreement are to sections of this Agreement.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp, or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

12.10 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

12.11 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by a Party, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement, or modification.

12.12 Subsidiaries. If, at any time, Parent or Twin Hospitality acquires or creates one or more subsidiaries that are includable in the Parent Group or Twin Group, as applicable, they shall be subject to this Agreement and all references to the Parent Group or Twin Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

12.13 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including, but not limited to, any successor of Parent or Twin Hospitality succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

12.14 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

12.15 Effective Date. This Agreement shall become effective on the Separation Date.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties hereto, on behalf of themselves and their respective subsidiaries, by their respective officers thereunto duly authorized as of the date first written above.

FAT Brands Inc.

By:
Name:	Robert G. Rosen
Title:	Co-Chief Executive Officer

Twin Hospitality Group Inc.

By:
Name:	Joseph Hummel
Title:	Chief Executive Officer